Exhibit (h)(9)
COMPLIANCE CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") is to be effective as of the 1st day of January, 2009, by and between Hardin Financial Consulting, LLC, a Pennsylvania limited liability company ("HFC"), and Stewart Capital Mutual Funds, a Delaware Statutory Trust (the "Trust]").

WHEREAS, HFC is a compliance consulting firm specializing in providing regulatory compliance products and services to, among others, SEC registered investment companies;

WHEREAS, the Trust is an SEC registered open-end management investment company of the series type and offers shares of one distinct series, the Stewart Capital Mid Cap Fund ("Fund") to the public;

WHEREAS, the Trust is subject to a number of regulatory requirements under various federal and state laws, including among others, Rule 38a-1 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust desires to engage HFC to provide certain ongoing regulatory compliance consulting, monitoring and reporting services, all such services designed to satisfy the Trust's obligations under Rule 38a-1 and HFC is willing to provide those services upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual agreements and covenants contained herein, HFC and the Trust hereby agree as follows:

1.	ENGAGEMENT OF HFC AND DESIGNATION OF CHIEF COMPLIANCE OFFICER

The Trust hereby engages HFC to provide the ongoing regulatory compliance consulting, monitoring and reporting services described in Schedule A to this Agreement, and HFC hereby accepts such appointment. Schedule A is incorporated into and made a part of this Agreement and may be amended from time to time by mutual written consent of the parties.

The Trust appoints Matthew S. Hardin, Esq., an officer of HFC, as its designated Chief Compliance Officer (the "CCO") as required under Rule 38a-1 under the 1940 Act. Mr. Hardin, on behalf of HFC, accepts such appointment under the terms and conditions set forth in this Agreement. Mr. Hardin shall serve as the Trust's designated CCO until such time as his successor shall be duly qualified and appointed by the Trust. HFC shall immediately inform the Trust of any matter that would or might have a materially negative effect on a currently designated CCO's ability to properly serve the Trust. In the event that Mr. Hardin shall become unable or unwilling to continue serving as the Trust's designated CCO, HFC shall immediately provide the Trust with a suitable officer candidate to replace the CCO or shall terminate this Agreement in accordance with its terms. In the event that HFC is unable to provide an individual that the Board of the Trust in its sole discretion believes is appropriate and suitable to serve as the designated CCO acceptable to the Trust, the Trust may immediately terminate this Agreement without penalty. Mr. Hardin’s biography is attached as Schedule C to this Agreement.

2.	COMPENSATION

The Trust agrees to pay for the services to be provided by HFC as set forth in Schedule A to this Agreement in accordance with, and in the manner set forth in Schedule B to this Agreement. Schedule B is incorporated into and made a part of this Agreement and may be amended from time to time by mutual written consent of the parties.

If the Board decides to increase the CCO’s compensation or provide a bonus to the CCO, then either the fees paid to HFC by the Trust will increase proportionately or the Trust will separately compensate the CCO for any amounts it deems due to the CCO above the amounts due to HFC under this agreement. Otherwise, the board may directly increase the fees paid to HFC via an amendment to this Agreement. Any attempt by the Board to reduce the salary of the CCO would be contrary to the terms of this Agreement.

If this Agreement becomes effective subsequent to the first day of a month, HFC’s compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of fees as set forth in Schedule B, and shall be due and payable as of the effective date of this Agreement.

3.	REIMBURSEMENT OF EXPENSES

In addition to paying HFC the fees described in Schedule B to this Agreement, the Trust agrees to reimburse HFC for the reasonable out-of-pocket expenses described in Schedule B.

4.	INDEPENDENT CONTRACTOR

HFC shall act as an independent contractor and not as an agent of the Trust and HFC shall make no representation as an agent of the Trust, except that the CCO as appointed by the Trust’s board shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

HFC does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of HFC are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that the work performed by HFC will be favorably received by any regulatory agency.

WITHOUT LIMITING THE GENERAL APPLICABILITY OF THE PRECEDING PARAGRAPH, THE TRUST EXPRESSLY ACKNOWLEDGES AND AGREES THAT SERVICES TO BE PROVIDED BY HFC UNDER THIS AGREEMENT ARE NOT LEGAL SERVICES AND THAT THIS AGREEMENT DOES NOT CONSTITUTE AN ATTORNEY-CLIENT RELATIONSHIP BETWEEN HFC AND THE TRUST.   THE TRUST ALSO EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE SERVICES TO BE PROVIDED BY HFC UNDER THIS AGREEMENT, AND ANY COMMUNICATIONS BETWEEN HFC AND THE TRUST RELATING TO SUCH SERVICES, ARE NOT PROTECTED UNDER ANY CLAIMS OF LEGAL PRIVILEGE OR ATTORNEY WORK PRODUCT.

Although HFC’s work may involve analysis of accounting and financial records, at no time will work performed by HFC be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise.

5.	STANDARD OF CARE, LIMITATION OF LIABIILTY AND INDEMNIFICATION

(a)
Limitation of Liability. HFC shall not be liable for and the Trust shall hold HFC harmless in regard to any liability incurred for any action reasonably taken by HFC or failure to act by HFC in reliance upon:

(i)	information, records and reports generated by the Trust;
(ii)	advice of the Trust, or of counsel for the Trust;
(iii)	statements of the Trust’s independent accountants;
(iv)	Any written instruction or certified copy of any resolution of the Board; or
(v)
Any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by HFC to be genuine and to have been signed or presented by the Trust or other proper party or parties.

provided that such action or failure to act is not, to the knowledge of HFC, in violation of applicable federal or state laws or regulation, and provided further that such action or failure to act is made without gross negligence, bad faith, willful misconduct or reckless disregard of its duties. The Trust shall hold HFC harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Trust or for any action reasonably taken or omitted in good faith reliance on such information.

(b)           Reliance. HFC may rely upon the genuineness of any document, copy or facsimile thereof reasonably believed in good faith by HFC to have been validly executed and HFC shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, opinion of counsel, instrument, report, notice, consent, order or any other document or instrument which HFC reasonably believes in good faith to be genuine.

(c)           Errors of Others. HFC shall not be liable for the errors of other Service Providers to the Trust and errors in information provided by an investment adviser or custodian of the Trust; except or unless any HFC action or inaction is a direct or proximate cause of the error.

(d)           Indemnification of HFC. The Trust shall indemnify and hold HFC harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Company’s/Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement.

(e)           Indemnification of the Trust. HFC shall indemnify and hold the Trust harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to HFC’s refusal or failure to comply with the terms of this Agreement, or which arise out of HFC’s lack of good faith, gross negligence or willful misconduct with respect to HFC’s performance under or in connection with this Agreement.

(f)           Limitation of Shareholder and Board Liability. The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust under this Agreement and HFC agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust to which HFC’s rights or claims relate in settlement of such rights or claims and not to the Trustees or the shareholders.

(g)           In the event that HFC is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which HFC is not a party, HFC shall promptly notify the Trust and shall be reimbursed by the Trust at standard billing rates for HFC’s professional time and expenses, including reasonable attorneys fees incurred in responding to such request.

(h)           Notwithstanding the indemnification provisions above, to the extent that the CCO incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein. If such policy is utilized on the CCO’s behalf, none of the deductable will be payable by HFC.

6.	CONDITIONS PRECEDENT

The following condition must be met within a reasonable amount of time following the execution of this agreement:

The Trust will obtain a written representation from the provider of Directors and Officers/Errors and Omissions Insurance coverage for the Trustees and officers of the Trust, to the effect that the Trust’s CCO is fully covered thereunder as an officer of the Trust.

7.	INFORMATION FURNISHED BY THE PARTIES DUTY OF CO-OPERATION

(a)            In order for HFC to properly serve the Trust and its shareholders, the Trust agrees to provide HFC any information HFC may reasonably request in furtherance of HFC obligations under this Agreement.  The Trust must notify HFC immediately of any changes that have or may have a material impact on Trust business, its operations, or its personnel. The Trust must also immediately notify HFC of any changes with respect to the Trust’s registration status with the SEC, any audit, enforcement, or regulatory actions commenced against the Trust by any regulatory authority, and any compliant, grievance or action threatened or commenced against the Trust by any shareholder.

(b)           The Trust also agrees to cooperate fully with HFC and provide in a timely manner any information concerning the Trust and its affiliates reasonably required by HFC insofar as such information relates to any policy, procedure, contract or other matter subject to HFC ongoing services as set forth in Schedule A to this Agreement.

(c)           The Trust further agrees to authorize and direct the Trust’s investment adviser, transfer agent, fund accounting agent, and administrator to cooperate fully with HFC and provide in a timely manner any reasonable request for information from HFC insofar as such information relates to any policy, procedure, contract or other matter subject to HFC ongoing services as set forth in Schedule A to this Agreement

(d)           In order for HFC to properly serve the Trust and its shareholders, HFC agrees to provide to the Trust any information the Trust may reasonably request in furtherance of HFC obligations under this Agreement. HFC will notify the Trust immediately of any changes that have or may have a material impact on HFC business, its operations, or its personnel, or HFC ability to provide the services called for under this Agreement.

8.	RECORD RETENTION AND CONFIDENTIALITY

HFC shall keep and maintain copies of all books and records which the Trust is, or may be required to keep and maintain pursuant to any applicable statutes, rules and regulations, and which relate to the products and/or services to be provided by HFC under this Agreement. HFC expressly acknowledges and agrees that all such books and records are to be maintained with the utmost privacy and confidentiality, and HFC shall keep confidential all books, records, documents and other information, whether created by HFC or provided to HFC by the Trust, unless compelled to produce any of them by duly-constituted authorities or legal process. HFC further agrees to maintain adequate data backup facilities and emergency plans and procedures reasonably designed to safeguard the Trust’s books and records from permanent loss.

HFC further agrees to maintain as confidential any non-public personal information (as defined by Regulation S-P under the Federal Securities Laws) of any shareholder of the Trust and to use such information solely for the purposes of this Agreement.

HFC and the CCO agree to promptly notify the Trust of any request for records or any subpoena by any governmental agency or third party.  In the event that HFC or the CCO is requested by legal process to disclose Confidential Information, HFC shall notify the Trust therefore and shall cooperate with the Trust and the Boards, as appropriate, at the expense of the Trust or the Board, as appropriate, in any action that such entity may desire to take to protect its Confidential Information.

9.	TERM AND TERMINATION

This Agreement shall continue in full force and effect until terminated. The Trust may terminate this Agreement without penalty upon thirty (30) days prior written notice to HFC, and HFC may terminate this Agreement without penalty upon ninety (90) days written notice to Trust.

If this Agreement terminates prior to the last day of a month, HFC compensation for that part of the month in which the Agreement was in effect shall be prorated in a manner consistent with the calculation of fees as set forth in Schedule B, and if prepaid, an appropriate refund shall be promptly made.

If the CCO voluntarily resigns, at the discretion of both parties, HFC may present an alternative CCO for Board consideration and approval to continue CCO duties under this Agreement. If the Board chooses to end its relationship with HFC as a result of such voluntary resignation by the CCO, the contract with HFC would end, and the Trust would pay HFC only for fees and any negotiated Out of Pocket Expenses accrued up to the point in time when the Board’s new CCO officially resumes responsibility. HFC will make every effort to assist the Board in a smooth transition during this period.

HFC shall promptly deliver to the Trust at the termination of this Agreement, or at any time upon the Trust’s request, all books, records, documents and other information relating to the Trust or its Affiliates retained pursuant to Section 8 of this Agreement that HFC or the CCO may then possess or have under its control regardless of the location or form of such material.  Further, if requested by the Trust, HFC will provide the Trust with written confirmation that all such materials have been delivered to the Trust.

10.	MISCELLANEOUS

(a) Non-Exclusivity. This Agreement is not exclusive, and the Trust expressly acknowledges and agrees that HFC may provide services to other persons that are similar to the services HFC provides to the Trust.

(b)  Entire Agreement. This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the subject matter of this Agreement, and this Agreement contains all of the covenants and understandings between the parties with respect to said matters.

(c) No Assignment. This Agreement may not be assigned without the express prior written consent of the other party, which consent may be withheld for any reason; provided, however that the Trust may assign this Agreement to any successor registered  management  investment  company in  furtherance of a merger, reorganization or other corporate action.

(d) Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by both parties.

(e) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

(f)  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to such jurisdiction's conflict-of-law statutes.

(g) Waiver. The waiver by either party of the breach of any provision of this Agreement by the other party shall not extend to future breaches of the same or any other provision contained in this Agreement.

(h) Notices. Any notices required under this Agreement shall be in writing and may be sent by any method reasonably designed to inform the other party of such notice, including certified mail, overnight delivery,  courier service, facsimile transmission, or other appropriate means.

(i) Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which together shall constitute one Agreement.

IN WITNESS WHEREOF, the parties have entered into this Agreement to be effective as of the day and year first above written.

HARDIN FINANCIAL CONSULTING, LLC

/s/ Matthew S. Hardin

By: Matthew S. Hardin, Owner

STEWART CAPITAL MUTUAL FUNDS

/s/ Malcolm E. Polley

By: Malcolm E. Polley
Title: Chairman of the Board of Trustees
          President

SCHEDULE A

RULE 38A-1 COMPLIANCE SERVICES

Provide all CCO compliance services consistent with the requirements of Rule 38a-1, including without limitation:

•	Administer and enforce the Trust’s Compliance Program

•	Provide general and ongoing regulatory and compliance consultation, advice and recommendations to the Board of Trustees (the "Board")

•
Provide ongoing review and oversight of the Trust, Investment Advisory, Sub-advisory, Transfer Agent, Fund Accounting and Fund Administration compliance programs to ensure ongoing implementation and effectiveness

•	Establish and maintain interface plan for oversight of the Trust, Adviser, Sub-adviser, Fund Accountant, Transfer Agent and Administrator

•	Conduct on-site reviews (including risk assessments and testing) of the Trust and remote reviews of Service Provider compliance programs at least annually, and make recommendations for amendments

•	Provide regular quarterly compliance report to the Board

•
Report  violations and recommend  remedial  actions to the Trust.  In the event that the CCO reports violations and is not reasonably satisfied with the Trust’s efforts to address and remedy the same, the CCO shall report such violations to the Board

•	Provide required Rule 38a-1 annual written report to the Board

•	Conduct required Rule 38a-1 annual meeting with Independent Trustees and be available as needed for in-person or telephone meetings with the Board and Committee of Independent Trustees

•	Provide compliance support to the Trust with respect to SEC examinations, inspections and regulatory issues

•	Cooperate with the Trust in responding to any inspection by or information request from the SEC that relates to matters covered by this Agreement

•	Cooperate with legal counsel to the Trust and legal counsel to its Adviser in providing all services under this Agreement

•	Respond to any request from the Board for additional information

•	Perform quarterly compliance testing and such other transactional, periodic and forensic testing as necessary to provide services hereunder

•	Consult with the Board, the Trust and its representatives as necessary to amend, update and revise the Compliance Program. Recommend amendments and draft policies and procedures as they pertain to:
-	consistency with regulatory expectations or risk-based policies and procedures;
-	maintenance of compliance with the Federal Securities Laws; and
-	any other changes as necessary to ensure the Compliance Program is reasonably designed to prevent, detect and promptly remedy violations of the Federal Securities Laws

SCHEDULE B

FEES

HFC will provide all of the services described in Schedule A above for a fee of $[redacted] per month, with the payment for services in January 2009 due upon the execution of this Agreement and fees for successive months payable in advance thereafter not later than five (5) days after the first business day of the month in which such services are to be rendered. Monthly payments are considered late if not received by the fifteenth day of any month in which such services are to be rendered. HFC will not be responsible for providing ongoing services to the Trust or for any liability relating to such services during any month in which HFC fees for such services are not received by the fifteenth day of the month in which such services are to be rendered.

OUT-OF-POCKET EXPENSES

In addition to the above fees, the Trust agrees to reimburse HFC or pay directly reasonable out-of-pocket expenses incurred by HFC on the Trust's behalf, including but not limited to:

•	All postage, freight, delivery and bonding charges (if any) incurred by HFC in delivering materials to the Trust;

•
All expenses incurred in connection with any custom programming or systems modifications required to provide any special reports or services requested by the Trust and approved by the Trust in advance of their occurrence;

•	Travel expenses approved by the Trust in advance of their occurrence; and

•	Any additional expenses reasonably incurred by HFC in the performance of its duties and obligations under this Agreement and approved by the Trust in advance of their occurrence.

All reimbursement is subject to provision of an invoice accompanied by an itemized accounting and written proof of all expenses. HFC shall pre-clear each out-of-pocket expense before it is incurred.

SCHEDULE C

MATTHEW S. HARDIN BIO

MATTHEW S. HARDIN, ESQ.
Hardin Financial Consulting LLC
7011 Crider Road, Suite 102
Mars, Pennsylvania 16046
(724) 772-1772
matt@matthardin.com

EDUCATION:	GEORGETOWN UNIVERSITY LAW CENTER, Washington, D.C.
LLM, Federal Securities Regulation, 1987

PEPPERDINE UNIVERSITY SCHOOL OF LAW,  Malibu, California
JD, May 1986

UNIVERSITY OF DAYTON, Dayton, Ohio
BS, Business Administration, April 1983
Honors/Activities:  Honors Program Graduate
Degree completed in three years

PROFESSIONAL
EXPERIENCE:	HARDIN FINANCIAL CONSULTING LLC, Mars, Pennsylvania
May 2006 to present

Owner of independent legal/consulting firm specializing in providing broker-dealer, investment adviser, hedge fund and mutual fund related legal and compliance, regulatory professional services.  Services include general regulatory legal support, enforcement defense, chief compliance officer outsourcing, arbitration, mediation, and expert witness.

Valhalla Capital Partners, LLC, Louisville, Kentucky - Chief Compliance Officer. Firm specializes in managing closed-end funds investing primarily in mortgage-backed securities.
Magnetar Spectrum Fund, (2006-2008) Evanston. Illinois – Chief Compliance Officer.  Fund invests primarily in credit and master limited partnerships.
Pennant Park Fund, (2006-2008) New York, NY – Chief Compliance Officer to Business Development Company.

THE PNC FINANCIAL SERVICES GROUP, INC., Pittsburgh, Pennsylvania
August 1999 to May 2006
Chief Broker-Dealer Counsel

J.J.B. Hilliard, W.L. Lyons – General Counsel to full-service broker-dealer and registered investment adviser.  Responsible for all legal services including dispute resolution/litigation, regulatory examinations, compliance oversight and regulatory counseling.

PNC Investments LLC – General Counsel to introducing broker-dealer.  Member NASD/SIPC.  Responsible for all legal services including dispute resolution/litigation, regulatory examinations, compliance oversight and regulatory counseling. Also responsible for legal work related to retail insurance product sales programs.

FEDERATED INVESTORS, Pittsburgh, Pennsylvania
June 1996 to August 1999
Corporate Counsel to multiple mutual funds, separate accounts, and institutional investment pools.  Primary counsel for capital markets, bank broker-dealer and broker-dealer wholesale functions.  Responsible for mutual fund acquisitions and related legal work, including performing due diligence, ensuring efficient negotiations, timely SEC filings, and closing transactions.

BANC ONE CORPORATION, Columbus, Ohio
January 1993 to June 1996
Responsible for legal services related to bank holding company, securities activities including broker-dealer (retail and Section 20 underwriting affiliates), investment adviser, investment company, and annuity sales.

Banc One Securities Corporation – General Counsel and Secretary for retail broker-dealer registered with SEC and member NASD/SIPC.

Banc One Investment Advisors Corporation – General Counsel and Secretary for SEC registered investment adviser to bank proprietary mutual funds.  Responsible for all legal services to subsidiary.

Banc One Insurance Services Corporation – General Counsel and Secretary for bank-owned, insurance agency and life insurance subsidiary.  Responsible for structuring annuities programs in various states.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION, San Francisco,
California

Senior Counsel – San Francisco Branch Office, Enforcement Division

May 1991 to December 1992
Responsible for supervising, investigating and litigating enforcement matters.  All performance evaluations “outstanding.”  (Completed National Institute of Trial Advocacy Training Program: Western Regional Conference, Berkeley, California)

Staff Attorney

January 1989 to April 1991

WILMER, CUTLER & PICKERING, Washington, D.C.

Special Law Clerk

September 1987 to December 1988
Researched variety of legal issues for Arthur F. Mathews (Securities Litigation Partner).  Drafted outlines and legal articles published for securities law seminars nationwide.

TEACHING
EXPERIENCE:	STANFORD UNIVERSITY SCHOOL OF LAW, Palo Alto, California
October 1990
Guest Lecturer of Adjunct Professor C. Gladwyn Goins for course entitled “Financial Frauds: Civil and Criminal Remedies.”  Topic: Insider Trading.

INSTITUTE FOR LEGAL STUDIES, Arlington, Virginia

Instructor

October 1988 to December 1988
ADMISSIONS:	Missouri, Illinois, Pennsylvania
LICENSES	Series 7, 24, 63
PUBLICATIONS:	Mathews, Weissman & Hardin, “RICO Reform: Will the Litigious Lion Be Tamed at Last?”
Inside Litigation, Vol. 2, No. 1, pg. 32 (November 1987)